AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TREE TOP INDUSTRIES, INC.

TREE TOP INDUSTRIES, INC., a Nevada corporation (“corporation”), by its President, does hereby certify:

A majority of the shareholders of the corporation eligible to vote adopted a resolution on November 20, 2007, by written consent in lieu of a meeting in accordance with Nevada Corporation Law and the Bylaws of the corporation, to amend the corporation’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock from 75,000,000 to 350,000,000 and to add 50,000 shares of blank check preferred stock.

The Board of Directors of the corporation thereafter resolved that the corporation’s Articles of Incorporation be amended and restated as follows:

FIRST: The name of the corporation is Tree Top Industries, Inc.

SECOND: The location of the principal office of the corporation within the State of Nevada is One East First Street, Reno, County of Washoe, Nevada, 89501.

THIRD: The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under Nevada Corporation Law, this statement of purpose and power being authorized specifically in 578.035, Nevada Revised Statutes, 1957, as amended.

FOURTH: The aggregate number of shares of common stock which the corporation shall have authority to issue is 350,000,000 shares, each having a par value of $0.001 per share.

FIFTH: The aggregate number of shares of blank check preferred stock which the corporation shall have authority to issue is 50,000 shares, each having a par value of $0.001 per share.

SIXTH: The members of the governing board shall be styled "directors." The number of directors to be elected at each annual meeting of shareholder, or at a special meeting called for the election of directors, shall be not less than three nor more than nine, the exact number to be fixed by the Bylaws of the corporation.

SEVENTH: The capital stock of this corporation shall not be subject to assessment to pay the debts of the corporation, and, in this particular, these Articles of Incorporation shall not be subject to amendment.

EIGHTH: The name and address of each incorporator is:

Name                                      Address
John W. MacGuire                               815 South Durbin Casper, Wyoming 82601

Mary C. MacGuire                               815 South Durbin Casper, Wyoming 82601

John C. MacGuire                               815 South Durbin Casper, Wyoming 82601

NINTH: The Corporation shall have perpetual existence.

TENTH: No holder of shares of stock of any class of the corporation, whether new or hereafter authorized, shall have the preemptive right to purchase, receive or subscribe for any of the unissued stock of the corporation, or for any stock of the corporation hereafter authorized to be issued, or for bonds, debentures, or other securities convertible into stock of any class of the corporation, or for stock held in the treasury of the corporation; and all such unissued and additional shares of stock, bonds, debentures, or other securities convertible into stock of any class of the corporation as well as stock held in the treasury of the corporation, howsoever the same may have been acquired, may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

ELEVENTH: Cumulative voting in the election of directors is not permitted.

TWELFTH: All lawful restrictions on the sale or other disposition of shares may be placed on all or a portion or portions of the certificate evidencing the corporation's shares.

THIRTEENTH: The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director or member of management) from: any duties which he may have to the corporation.

FOURTEENTH: The directors of this corporation are authorized to adopt, confirm', ratify, alter, amend, rescind, and repeal Bylaws or any portion thereof from time to time.

Dated: November __, 2009.

____________________________________
Kathy Griffin, President

STATE  OF  ____________        )
                   ) ss.
COUNTY OF  __________         )

On November __, 2009, personally agreed before me the undersigned, a notary public, in and for the said county and state, Kathy Griffin, known me to be the person described in and who executed the foregoing instrument, who acknowledge to me that she executed the same freely and voluntarily and for the uses and purposes therein set forth.

IN WITNESS HEREOF, I have hereunto set my hand and seal on November __, 2009. My commission expires: